Exhibit 10.1

SECOND AMENDMENT

TO DEVELOPMENT SERVICES AGREEMENT

This Second Amendment to the Development Services Agreement (this "Amendment") is entered into as of May 14, 2025 (the "Effective Date"), by and between Athena Bitcoin, Inc. a Delaware Corporation, ("Company") and PSBC, LLC ("Developer").

BACKGROUND:

A. On June 19, 2024, Company and Developer entered into that certain Development Services Agreement (the "Development Services Agreement") and the First Amendment thereto dated July 25, 2024 (the "First Amendment", collectively with the Development Services Agreement the "Agreement").

B. The parties desire to amend the Agreement in certain respects pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Amendments:

a.	Exhibit A, Support Services is hereby deleted in its entirety and replaced with the following:

Support Services: Through November 14, 2025 (the "Termination Date"), Developer shall provide the following additional services:

•	Management of platform infrastructure including servers and integrations.
•	Access to Developer's engineers whom shall possess the skill and expertise to implement overall design and structure for the New Technology, M-F, 9 a.m. to 5p.m. est. ("Business Hours") for technical, operational and transition related support of the platform. In the event of an emergency, Developer shall respond to Company as promptly as is commercially reasonable. For non emergency events outside of Business Hours, Developer shall respond to Company the following business day.
•	Additional feature development as may be required by Company is included as part of the Support Services described herein and included as part of the consideration being paid under this Amendment.
•	User service training for comprehensive understanding of the Source Code and any other Deliverables and as part of the Development Task.

In consideration for extending the Support Services term, the Parties further agree as follows:

i.	Payment. Company shall pay Developer Fifty Thousand ($50,000) per month, beginning on May _14, 2025 and each month thereafter on the tenth day of the month with the final payment being made on November 10, 2025 (the "Support Services Payment"). Company's failure to make the Support Services Payment within five days of the due date, shall be deemed an Event of Default and Developer may, in addition to any other remedies at law, suspend the Support Services. For the avoidance of doubt,the Parties acknowledge and agree that: (a) the $5,500,000 Payment Amount as defined in the original Agreement represents the total consideration for the development and ownership transfer of the New Technology (including all Source Code, infrastructure, documentation, and rights outlined in Sections 3 and 5 of the Agreement); (b) the Support Services Payment described herein is a separate and independent payment for optional support services and shall not be construed as a condition to, or extension of, the Payment Amount; and (c) upon full satisfaction of the $5,500,000 Payment Amount, Company shall have full and exclusive operational control over the New Technology pursuant to the Development Services Agreement.

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ii.	Transition Services. Developer shall use its best efforts and cooperate in good faith with Company to insure that upon Company's satisfaction of the Payment Amount that Company is able to manage and service the New Technology without the continued assistance of Developer ("Full Transition". Developer understands the Support Services described in la above are for the primary purpose of assisting Company with the Full Transition such that Company is able to manage, service and further develop the New Technology upon Company's satisfaction of the Payment Amount. For the avoidance of doubt, the Company believes the $5,500,000 Payment Amount will be satisfied by August 2025. Developer's best efforts shall include, but not be limited to, providing Company access to Developer's engineer as provided in la above. The aforementioned notwithstanding Company acknowledges that: i) the Support Services Payment obligation shall not cease until all payments in accordance with section l(i) are satisfied; and ii) notwithstanding Developer's best efforts it cannot guaranty Company's ability to manage and service the New Technology, provided that nothing herein shall obligate Company to continue to utilize the services of Developer beyond the Termination Date.

2.	Miscellaneous.

a.	Notwithstanding the Termination Date listed above, Company may terminate this Amendment in the event Developer fails to perform its obligations hereunder, or the Agreement, following Company's 30 days' written notice to Developer to cure such default.

b.	This Amendment sets forth the entire agreement between the Parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

c.	Except as herein modified or amended, the provisions, conditions and terms of the Agreement shall remain unchanged and in full force and effect.

d.	In the case of any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall govern and control.

e.	Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings assigned to them in the Agreement.

f.	Each signatory of this Amendment represents that he or she has the authority to execute and deliver this Amendment on behalf of the party hereto for which such signatory is acting.

g.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the parties hereto agree that this Amendment may be executed by electronic means. Each party agrees, and acknowledges that it is such party's intent, that if any party signs this Amendment using an electronic signature, it is signing, adopting, and accepting this Amendment, and is the legal equivalent of having placed its handwritten signature on this Amendment. The use of electronic signatures will be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Second Amendment to the Development Services Agreement is signed and delivered by the parties hereto as of the Effective

ATHENA BITCOIN INC.	PSBC,LLC

By: /s/ Matias Goldenhorm	By: /s/ Jordan Mirch

Printed Name: Matias Goldenhorm	Printed Name: Jordan Mirch

Title: CEO	Title: CEO

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